Exhibit 99.1

JPMorgan Chase & Co. 270 Park Avenue, New York, NY 10017-2070 NYSE symbol: JPM www.jpmorganchase.com
News release: IMMEDIATE RELEASE
JPMORGAN CHASE REPORTS THIRD-QUARTER 2011 NET INCOME OF
$4.3 BILLION, OR $1.02 PER SHARE, ON REVENUE1 OF $24.4 BILLION
•	Challenging investment banking and capital markets environment; Firm maintained its #1 ranking for Global Investment Banking Fees year-to-date

•	Consumer & Business Banking reported solid revenue, up 6% compared with prior year, and deposits up 7%; added 60 new branches during the quarter

•	Credit Card sales volume[2] up 10%; net charge-offs declined as expected

•	Commercial Banking reported solid revenue, with strong loan growth, up 9%, and record deposit[2] balances, up 31%

•	Treasury & Securities Services reported strong growth in deposit[2] balances, up 41%

•	Third-quarter results included the following significant items:(*)
-	$1.9 billion pretax ($0.29 per share after-tax) benefit from debit valuation adjustment (“DVA”) gains in the Investment Bank, resulting from widening of the Firm’s credit spreads

-	$542 million pretax ($0.09 per share after-tax) Private Equity loss

-	$1.0 billion pretax ($0.15 per share after-tax) additional litigation expense, predominantly for mortgage-related matters, in Corporate
•	Fortress balance sheet maintained:
-	Basel I Tier 1 Common[1] of $120 billion, ratio of 9.9%; estimated Basel III Tier 1 Common[1] ratio of 7.7%

-	Repurchased $4.4 billion of common stock[2] during the third quarter

-	Credit reserves at $29.0 billion; loan loss coverage ratio 3.74% of total loans[1]
•	Over $1.3 trillion in new and renewed credit provided to and capital raised for consumers, corporations, small businesses, municipalities and not-for-profits year-to-date:
-	Small business loan originations of $12.6 billion, up 71% compared with prior year-to-date and 133% compared with the same period in 2009

-	Middle-market loans of $41.5 billion, up 18% compared with prior year

-	Trade finance loans of $30.1 billion, up 69% compared with prior year
•	Increased U.S. employee headcount year-to-date by more than 13,200; over 2,200 military veteran hires year-to-date

Investor Contact: Lauren Tyler (212) 270-7325	Media Contact: Joe Evangelisti (212) 270-7438

[1]	Presented on a managed basis. For notes on managed basis and other non-GAAP measures, see page 13.

[2]	For additional notes on financial measures, see pages 13 and 14.

(*)	The Firm also recognized a $691 million pretax net loss ($0.11 per share after-tax), including hedges, from credit valuation adjustments (“CVA”) on derivative assets, due to the widening of credit spreads for the Firm’s counterparties. The Firm actively manages its exposure to CVA.

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New York, October 13, 2011 — JPMorgan Chase & Co. (NYSE: JPM) today reported third-quarter 2011 net income of $4.3 billion, compared with net income of $4.4 billion in the third quarter of 2010. Earnings per share were $1.02, compared with $1.01 in the third quarter of 2010.
Jamie Dimon, Chairman and Chief Executive Officer, commented: “The Firm reported third-quarter net income of $4.3 billion, representing a 13% return on tangible common equity1. It is notable that these results included several significant items(*), including a $542 million pretax loss in Private Equity, $1.0 billion pretax of additional litigation expense in Corporate and a $1.9 billion pretax DVA gain. The DVA gain reflects an adjustment for the widening of the Firm’s credit spreads which could reverse in future periods and does not relate to the underlying operations of the company. All things considered, we believe the Firm’s returns were reasonable given the current environment.”
Further commenting on business results, Dimon said: “The Investment Bank’s revenue, excluding the DVA gain, was down substantially; however, we are gratified that the business maintained its #1 ranking in Global Investment Banking Fees, and we believe that we have maintained a healthy share of the global sales and trading market. Retail Financial Services demonstrated good underlying performance, with solid revenue and increased deposits in Consumer & Business Banking and strong retail mortgage origination volumes in our Mortgage Banking business. In our Card business, credit card sales volume, excluding Commercial Card, was up 10% compared with the prior year. Commercial Banking reported continued loan growth, including middle-market loan balances up 18% compared with the prior year, and record deposit2 balances of $180.3 billion were up 31% compared with the prior year. In Treasury & Securities Services, trade finance loans increased 69% to $30.1 billion, and deposit2 balances increased 41% to $341.1 billion. Corporate/Private Equity results were negatively affected by market conditions, the Firm’s decision to take certain positions in its securities portfolio in anticipation of an eventual increase in interest rates, and additional litigation expense.”
Dimon continued: “Mortgage net charge-offs improved slightly but remained at extremely high levels. We expect mortgage credit losses to remain elevated. The Firm remains committed to helping homeowners and preventing foreclosures. Since the beginning of 2009, we have offered 1,224,000 trial modifications to struggling homeowners. With respect to our Chase credit card portfolio, the net charge-off rate1 improved to 4.34% and may continue to improve modestly over the next quarter or so. After that we currently would not expect much improvement. Wholesale credit trends remained healthy and stable.”
Regarding the balance sheet, Dimon commented: “We maintained our fortress balance sheet, ending the third quarter with a Basel I Tier 1 Common ratio of 9.9%. Our strong capital position allowed us to repurchase $4.4 billion of common stock2 during the third quarter. We estimate that our Basel III Tier 1 Common ratio was approximately 7.7% at the end of the third quarter. Our total firmwide credit reserves remained relatively flat compared with the prior quarter at $29.0 billion, resulting in a firmwide coverage ratio of 3.74% of total loans1. The Firm’s total deposits increased to $1.1 trillion, up 21% compared with the prior year.”

(*)	The Firm also recognized a $691 million pretax net loss ($0.11 per share after-tax), including hedges, from credit valuation adjustments (“CVA”) on derivative assets, due to the widening of credit spreads for the Firm’s counterparties. The Firm actively manages its exposure to CVA.

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Dimon also remarked: “JPMorgan Chase continues to do our part to support our clients and communities. During the first nine months of 2011, the Firm provided credit to and raised capital of over $1.3 trillion for our clients, up 22% compared with the same period last year; this included $12.6 billion lent to small businesses, up 71%. We originated more than 560,000 mortgages; we provided credit cards to approximately 6.6 million people; and we lent or provided credit of $51.0 billion to more than 1,100 not-for-profit and government entities, including states, municipalities, hospitals, and universities. In addition, the Firm has been very successful in hiring more than 2,200 U.S. military veterans so far this year and has increased its net employee headcount in the U.S. by more than 13,200.”
Dimon concluded: “Our shareholders should rest assured that we are being extremely cautious while navigating through this challenging economic environment. We are working hard to meet all of the requirements of the new and complex regulatory environment, and we continue to invest in the future while remaining focused on serving our clients and communities around the world.”
In the discussion below of the business segments and of JPMorgan Chase as a Firm, information is presented on a managed basis. For more information about managed basis, as well as other non-GAAP financial measures used by management to evaluate the performance of each line of business, see page 13. Commencing July 1, 2011, the Firm’s business segments were reorganized; see note 3 for further information. The following discussion compares the third quarters of 2011 and 2010 unless otherwise noted.
INVESTMENT BANK (IB)

Results for IB				2Q11		3Q10
($ millions)	3Q11	2Q11	3Q10	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$6,369	$7,314	$5,353	($945)	(13)%	$1,016	19%
Provision for Credit Losses	54	(183)	(142)	237	NM	196	NM
Noninterest Expense	3,799	4,332	3,704	(533)	(12)	95	3
Net Income	$1,636	$2,057	$1,286	($421)	(20)%	$350	27%
Discussion of Results:
Net income was $1.6 billion, up 27% from the prior year. Higher net revenue was partially offset by an increased provision for credit losses and higher noninterest expense.
Net revenue included a $1.9 billion gain from debit valuation adjustments (“DVA”) on certain structured and derivative liabilities, resulting from the widening of the Firm’s credit spreads. This was partially offset by a $691 million net loss, including hedges, from credit valuation adjustments (“CVA”) on derivative assets within Credit Portfolio, due to the widening of credit spreads for the Firm’s counterparties.
Net revenue was $6.4 billion, compared with $5.4 billion in the prior year. Investment banking fees were down 31% to $1.0 billion, consisting of debt underwriting fees of $496 million (down 37%), equity underwriting fees of $178 million (down 47%) and advisory fees of $365 million (down 5%). Fixed Income Markets revenue was $3.3 billion, up 7% (down 14% excluding DVA gains of $529 million). These results reflected solid revenue from rates and currency-related products, partially offset by lower results in credit-related products. Equity Markets revenue was $1.4 billion, up 25% (down 15% excluding DVA gains of $377 million). These results reflected solid client revenue, partially offset by the impact of challenging market conditions. Credit Portfolio revenue was $578 million, including DVA gains of $979 million and net interest income and fees on retained loans, largely offset by net CVA losses of $691 million.
The provision for credit losses was $54 million, driven by an increase in the allowance that reflected a more cautious credit outlook, offset by recoveries on restructured loans; this compared with a benefit of $142 million in the prior year. The current-quarter provision reflected net recoveries of $168 million, compared with net charge-offs of $33 million in the prior year. The

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ratio of the allowance for loan losses to end-of-period loans retained was 2.30%, compared with 3.85% in the prior year.
Noninterest expense was $3.8 billion, up 3% from the prior year, driven by higher noncompensation expense.
Key Metrics and Business Updates:
(All comparisons refer to the prior-year quarter except as noted, and all rankings are according to Dealogic)
•	Ranked #1 in Global Investment Banking Fees for the nine months ended September 30, 2011.

•	Ranked #1 in Global Debt, Equity and Equity-related; #1 in Global Syndicated Loans; #2 in Global Announced M&A; #1 in Global Long-Term Debt; and #4 in Global Equity and Equity-related, based on volume, for the nine months ended September 30, 2011.

•	Return on equity was 16% on $40.0 billion of average allocated capital.

•	End-of-period total loans were $60.5 billion, up 13% from the prior year and 2% from the prior quarter.
RETAIL FINANCIAL SERVICES3 (RFS)

Results for RFS				2Q11		3Q10
($ millions)	3Q11	2Q11	3Q10	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$7,535	$7,142	$6,814	$393	6%	$721	11%
Provision for Credit Losses	1,027	994	1,397	33	3	(370)	(26)
Noninterest Expense	4,565	5,271	4,170	(706)	(13)	395	9
Net Income	$1,161	$383	$716	$778	203%	$445	62%
Discussion of Results:
Net income was $1.2 billion, compared with $716 million in the prior year.
Net revenue was $7.5 billion, an increase of $721 million, or 11%, compared with the prior year. Net interest income was $4.1 billion, down by $218 million, or 5%, reflecting lower loan balances due to portfolio runoff. Noninterest revenue was $3.5 billion, up by $939 million, or 37%, driven by higher mortgage fees and related income, debit card income, and deposit-related fees.
The provision for credit losses was $1.0 billion, a decrease of $370 million from the prior year and an increase of $33 million from the prior quarter. While delinquency trends have modestly improved compared with the prior year and are flat compared with the prior quarter, the current-quarter provision continued to reflect elevated losses in the mortgage and home equity portfolios. The allowance for loan losses to end-of-period loans retained, excluding purchased credit-impaired loans, was 6.26%, compared with 6.61% in the prior year and 6.12% in the prior quarter.
Noninterest expense was $4.6 billion, an increase of $395 million, or 9%, from the prior year, driven by investments in branch and mortgage production sales and support staff, as well as elevated default-related costs.
Consumer & Business Banking reported net income of $1.0 billion, an increase of $184 million, or 22%, compared with the prior year.
Net revenue was $4.7 billion, up 6% from the prior year. Net interest income was $2.7 billion, flat compared with the prior year, as the impact of lower deposit spreads was predominantly offset by

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the effect of higher deposit balances. Noninterest revenue was $2.0 billion, an increase of 15%, driven by higher debit card revenue, deposit-related fees and investment fee revenue.
The provision for credit losses was $126 million, compared with $173 million in the prior year. Net charge-offs were $126 million (2.91% net charge-off rate), compared with $173 million (4.13% net charge-off rate) in the prior year.
Noninterest expense was $2.8 billion, up 2% from the prior year, due to sales force increases and new branch builds.
Key Metrics and Business Updates:
(All comparisons refer to the prior-year quarter except as noted)
•	Checking accounts totaled 26.5 million, down 2% compared with the prior year, driven by the attrition of converted WaMu Free Checking accounts, and up 1% from the prior quarter.

•	Average total deposits were $362.2 billion, up 7% from the prior year and flat compared with the prior quarter.

•	Deposit margin was 2.82%, compared with 3.04% in the prior year and 2.83% in the prior quarter.

•	End-of-period Business Banking loans were $17.3 billion, up 4% from the prior year and 1% compared with the prior quarter; originations were $1.4 billion, up 28% from the prior year and down 8% from the prior quarter.

•	Branch sales of credit cards were down 20% from the prior year and 10% from the prior quarter.

•	Branch sales of investment products decreased 12% from the prior year and 19% from the prior quarter.

•	Client investment assets, excluding loans and deposits, increased 4% from the prior year and decreased 6% from the prior quarter.

•	Number of mobile customers increased 58% compared with the prior year and 10% compared with the prior quarter.

•	Number of branches was 5,396, up 4% from the prior year and 1% from the prior quarter.
Mortgage Production and Servicing reported net income of $205 million, compared with net income of $25 million in the prior year.
Mortgage production pretax income was $493 million, compared with a pretax loss of $450 million in the prior year. Production-related revenue, excluding repurchase losses, was $1.3 billion, a decrease of 10% from the prior year and an increase of 35% from the prior quarter. Current-quarter revenue reflected wider margins and higher volumes when compared with the prior quarter, and lower volumes and flat margins when compared with the prior year. Production expense was $497 million, an increase of $63 million, or 15%, reflecting a strategic shift to higher-cost retail originations both through the branch network and direct to the consumer. Repurchase losses were $314 million, compared with prior-year repurchase losses of $1.5 billion, which included a $1.0 billion increase in the repurchase reserve.
Mortgage servicing, including MSR risk management, resulted in a pretax loss of $153 million, compared with pretax income of $494 million in the prior year; and compared with a pretax loss of $1.1 billion in the prior quarter, which included $1.0 billion for estimated costs of foreclosure-related matters. Servicing-related revenue was $1.2 billion, a decline of 10% from the prior year, as a result of the

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decline in third-party loans serviced. MSR asset amortization was $457 million, compared with $604 million in the prior year; this reflected reduced amortization as a result of a lower MSR asset value, resulting from the adjustment recognized in the first quarter to reflect an increased cost to service. Offsetting the lower MSR asset amortization, servicing expense was $866 million, an increase of $292 million, reflecting higher core and default servicing costs. MSR risk management revenue was $16 million, a decline of $374 million from the prior year.
Key Metrics and Business Updates:
(All comparisons refer to the prior-year quarter except as noted)
•	Mortgage loan originations were $36.8 billion, down 10% from the prior year and up 8% from the prior quarter. Retail originations (branch and direct to consumer) were $22.4 billion, up 17% from the prior year and 8% from the prior quarter, and the Retail distribution channel reported record revenue for the quarter.

•	Total third-party mortgage loans serviced were $924.5 billion, down 9% from the prior year and 2% from the prior quarter.
Real Estate Portfolios reported a net loss of $67 million, compared with a net loss of $148 million in the prior year. The improvement was driven by a lower provision for credit losses, largely offset by lower net revenue.
Net revenue was $1.2 billion, down by $174 million, or 13%, from the prior year. The decrease was driven by a decline in net interest income as a result of lower loan balances due to portfolio runoff.
The provision for credit losses was $899 million, compared with $1.2 billion in the prior year. The current-quarter provision reflected a reduction in net charge-offs, driven by a modest improvement in delinquency trends. Home equity net charge-offs were $581 million (2.82% net charge-off rate1), compared with $730 million (3.10% net charge-off rate1) in the prior year. Subprime mortgage net charge-offs were $141 million (5.43% net charge-off rate1), compared with $206 million (6.64% net charge-off rate1). Prime mortgage, including option ARMs, net charge-offs were $172 million (1.48% net charge-off rate1), compared with $266 million (2.02% net charge-off rate1).
Noninterest expense was $363 million, down by $27 million, or 7%, from the prior year, reflecting a decrease in foreclosed asset expense due to temporary delays in foreclosure activity.
Key Metrics and Business Updates:
(All comparisons refer to the prior-year quarter except as noted)
•	Average mortgage loans were $101.2 billion, down by $13.8 billion.

•	Average home equity loans were $104.9 billion, down by $13.6 billion.

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CARD SERVICES & AUTO 3 (Card)

Results for Card				2Q11		3Q10
($ millions)	3Q11	2Q11	3Q10	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$4,775	$4,761	$5,085	$14	—%	($310)	(6)%
Provision for Credit Losses	1,264	944	1,784	320	34	(520)	(29)
Noninterest Expense	2,115	1,988	1,792	127	6	323	18
Net Income	$849	$1,110	$926	($261)	(24)%	($77)	(8)%
Discussion of Results:
Net income was $849 million, compared with $926 million in the prior year.
Net revenue was $4.8 billion, a decrease of $310 million, or 6%, from the prior year. Net interest income was $3.5 billion, down by $504 million, or 13%. The decrease was driven by lower average loan balances, narrower loan spreads, and a decreased level of fees. These decreases were partially offset by lower revenue reversals associated with lower charge-offs. Noninterest revenue was $1.3 billion, an increase of $194 million, or 18%, from the prior year. The increase was driven by higher net interchange income, lower partner revenue-sharing due to the impact of the Kohl’s portfolio sale, and the transfer of the Commercial Card business to Card from Treasury & Securities Services in the first quarter of 2011. These increases were partially offset by lower revenue from fee-based products. Excluding the impact of the Commercial Card business, noninterest revenue increased 11%.
The provision for credit losses was $1.3 billion, compared with $1.8 billion in the prior year and $944 million in the prior quarter. The current-quarter provision reflected lower net charge-offs and a reduction of $370 million to the allowance for loan losses due to lower estimated losses. The prior-year provision included a reduction of $1.5 billion to the allowance for loan losses. The net charge-off rate was 3.47%, down from 6.43% in the prior year and 4.24% in the prior quarter; the 30+ day delinquency rate was 2.36%, down from 3.49% in the prior year and 2.38% in the prior quarter. Excluding the Washington Mutual and Commercial Card portfolios, the Credit Card net charge-off rate1 was 4.34%, down from 8.06% in the prior year and 5.28% in the prior quarter; and the 30+ day delinquency rate1 was 2.64%, down from 4.13% in the prior year and 2.73% in the prior quarter. The Auto net charge-off rate was 0.36%, down from 0.56% in the prior year and up from 0.16% in the prior quarter. The Student net charge-off rate was 2.66%, up from 2.27% in the prior year and down from 3.83% in the prior quarter.
Noninterest expense was $2.1 billion, an increase of $323 million, or 18%, from the prior year, due to higher marketing expense and the inclusion of the Commercial Card business. Excluding the impact of the Commercial Card business, noninterest expense increased 14%.
Key Metrics and Business Updates:
(All comparisons refer to the prior-year quarter except as noted)
•	Return on equity was 21% on $16.0 billion of average allocated capital.

•	Excluding the Washington Mutual and Commercial Card portfolios, Card Services net revenue as a percentage of average loans was 11.68%, compared with 11.33% in the prior year and 11.95% in the prior quarter.

•	Credit Card average loans were $126.5 billion, a decrease of $13.5 billion, or 10%, from the prior year and an increase of $1.5 billion, or 1%, from the prior quarter.

•	Credit Card new accounts of 2.0 million were opened.

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•	Excluding the Washington Mutual and Commercial Card portfolios, Credit Card sales volume[2] was $84.8 billion, up 10% compared with the prior year and 2% compared with the prior quarter; excluding also the impact of the Kohl’s portfolio sale, sales volume was up 14% compared with prior year.

•	Merchant processing volume was $138.1 billion, up 18% from the prior year and 1% from the prior quarter; 6.1 billion total transactions processed, up 17% from the prior year and 3% from the prior quarter.

•	Average auto loans were $46.5 billion, down 2% from the prior year and 1% from the prior quarter.

•	Auto originations were $5.9 billion, down 3% from the prior year and up 9% from the prior quarter.
COMMERCIAL BANKING (CB)

Results for CB				2Q11		3Q10
($ millions)	3Q11	2Q11	3Q10	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$1,588	$1,627	$1,527	($39)	(2)%	$61	4%
Provision for Credit Losses	67	54	166	13	24	(99)	(60)
Noninterest Expense	573	563	560	10	2	13	2
Net Income	$571	$607	$471	($36)	(6)%	$100	21%
Discussion of Results:
Net income was $571 million, an increase of $100 million, or 21%, from the prior year. The improvement was driven by a decrease in the provision for credit losses and higher net revenue.
Net revenue was $1.6 billion, up by $61 million, or 4%, from the prior year. Net interest income was $1.1 billion, up by $84 million, or 9%, driven by growth in liability and loan balances, largely offset by spread compression on liability products. Noninterest revenue was $524 million, down by $23 million, or 4%, compared with the prior year, driven by changes in the valuation of investments held at fair value.
Revenue from Middle Market Banking was $791 million, an increase of $25 million, or 3%, from the prior year. Revenue from Commercial Term Lending was $297 million, an increase of $41 million, or 16%. Revenue from Corporate Client Banking was $306 million, flat compared with the prior year. Revenue from Real Estate Banking was $104 million, a decrease of $14 million, or 12%.
The provision for credit losses was $67 million, compared with $166 million in the prior year. Net charge-offs were $17 million (0.06% net charge-off rate) and were largely related to commercial real estate; this compared with net charge-offs of $218 million (0.89% net charge-off rate) in the prior year and $40 million (0.16% net charge-off rate) in the prior quarter. The allowance for loan losses to end-of-period loans retained was 2.50%, down from 2.72% in the prior year and 2.56% in the prior quarter. Nonaccrual loans were $1.4 billion, down by $1.5 billion, or 51%, from the prior year, primarily as a result of commercial real estate repayments and loan sales; and down $191 million, or 12%, from the prior quarter.
Noninterest expense was $573 million, an increase of $13 million, or 2%, from the prior year, primarily reflecting higher headcount-related2 expense.

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Key Metrics and Business Updates:

(All comparisons refer to the prior-year quarter except as noted)
•	Return on equity was 28% on $8.0 billion of average allocated capital.

•	Overhead ratio was 36%, down from 37%.

•	Gross investment banking revenue (which is shared with the Investment Bank) was $320 million, down by $24 million, or 7%.

•	Average loan balances were $105.3 billion, up by $8.3 billion, or 9%, from the prior year and $3.5 billion, or 3%, from the prior quarter.

•	End-of-period loan balances were $107.4 billion, up by $9.3 billion, or 9%, from the prior year and $4.7 billion, or 5%, from the prior quarter.

•	Average liability balances were a record $180.3 billion, up by $42.4 billion, or 31%, from the prior year and $17.5 billion, or 11%, from the prior quarter.
TREASURY & SECURITIES SERVICES (TSS)

Results for TSS				2Q11		3Q10
($ millions)	3Q11	2Q11	3Q10	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$1,908	$1,932	$1,831	($24)	(1)%	$77	4%
Provision for Credit Losses	(20)	(2)	(2)	(18)	NM	(18)	NM
Noninterest Expense	1,470	1,453	1,410	17	1	60	4
Net Income	$305	$333	$251	($28)	(8)%	$54	22%
Discussion of Results:
Net income was $305 million, an increase of $54 million, or 22%, from the prior year. Compared with the prior quarter, net income decreased by $28 million, or 8%, reflecting seasonal activity in securities lending and depositary receipts.
Net revenue was $1.9 billion, an increase of $77 million, or 4%, from the prior year. Excluding the Commercial Card business, net revenue was up 7%. Treasury Services net revenue was $969 million, an increase of $32 million, or 3%. The increase was driven by higher deposit balances, predominantly offset by the transfer of the Commercial Card business to Card in the first quarter of 2011. Excluding the impact of the Commercial Card business, Treasury Services net revenue increased 10%. Worldwide Securities Services net revenue was $939 million, an increase of $45 million, or 5%. The increase was driven by higher net interest income due to higher deposit balances.
TSS generated firmwide net revenue2 of $2.5 billion, including $1.6 billion by Treasury Services; of that amount, $969 million was recorded in Treasury Services, $572 million in Commercial Banking, and $68 million in other lines of business. The remaining $939 million of firmwide net revenue was recorded in Worldwide Securities Services.
The provision for credit losses was a benefit of $20 million, reflecting a reduction in allowance for loan losses resulting primarily from repayments.
Noninterest expense was $1.5 billion, an increase of $60 million, or 4%, from the prior year. The increase was mainly driven by continued expansion into new markets and higher other noncompensation expense, partially offset by the transfer of the Commercial Card business to Card. Excluding the Commercial Card business, TSS noninterest expense increased 9%.

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Results for the quarter included a $9 million pretax benefit related to the traditional credit portfolio for Global Corporate Bank (“GCB”) clients that are managed jointly by IB and TSS.
Key Metrics and Business Updates:

(All comparisons refer to the prior-year quarter except as noted)
•	Pretax margin[2] was 24%, compared with 21% in the prior year and 27% in the prior quarter.

•	Return on equity was 17% on $7.0 billion of average allocated capital.

•	Average liability balances were $341.1 billion, up 41%.

•	Assets under custody were $16.3 trillion, up 2%.

•	End-of-period trade loans were $30.1 billion, up 69%.
ASSET MANAGEMENT (AM)

Results for AM				2Q11		3Q10
($ millions)	3Q11	2Q11	3Q10	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$2,316	$2,537	$2,172	($221)	(9)%	$144	7%
Provision for Credit Losses	26	12	23	14	117	3	13
Noninterest Expense	1,796	1,794	1,488	2	—	308	21
Net Income	$385	$439	$420	($54)	(12)%	($35)	(8)%
Discussion of Results:
Net income was $385 million, a decrease of $35 million, or 8%, from the prior year. These results reflected higher noninterest expense, partially offset by higher net revenue.
Net revenue was $2.3 billion, an increase of $144 million, or 7%, from the prior year. Noninterest revenue was $1.9 billion, up by $118 million, or 7%, due to the gain on the sale of an investment, net inflows to products with higher margins, and the effect of higher market levels. This was partially offset by lower valuations of seed capital investments. Net interest income was $418 million, up by $26 million, or 7%, due to higher deposit and loan balances, partially offset by narrower deposit spreads.
Revenue from Private Banking was $1.3 billion, up 10% from the prior year. Revenue from Retail was $563 million, up 16%. Revenue from Institutional was $455 million, down 10%.
Assets under supervision were $1.8 trillion, an increase of $36 billion, or 2%, from the prior year. Assets under management were $1.3 trillion, a decrease of $3 billion. This decrease was due to net outflows from liquidity products and the effect of lower market levels, offset by net inflows to long-term products. Custody, brokerage, administration and deposit balances were $552 billion, up by $39 billion, or 8%, due to deposit and custody inflows.
The provision for credit losses was $26 million, compared with $23 million in the prior year.
Noninterest expense was $1.8 billion, an increase of $308 million, or 21%, largely resulting from non-client-related litigation expense and an increase in compensation expense due to increased headcount.
Key Metrics and Business Updates:

(All comparisons refer to the prior-year quarter except as noted)
•	Pretax margin[2] was 21%, down from 30%.

J.P. Morgan Chase & Co.
News Release
•	Assets under management reflected net inflows of $11 billion for the 12 months ended September 30, 2011. For the quarter, net outflows were $8 billion; this included $10 billion of outflows from liquidity products, partially offset by net inflows of $2 billion to long-term products.

•	Assets under management ranked in the top two quartiles for investment performance were 77% over 5 years, 73% over 3 years and 49% over 1 year.

•	Customer assets in 4 and 5 Star—rated funds were 47% of all rated mutual fund assets.

•	Average loans were $52.7 billion, up 34% from the prior year and 8% from the prior quarter.

•	End-of-period loans were $54.2 billion, up 31% from the prior year and 5% from the prior quarter.

•	Average deposits were $111.1 billion, up 26% from the prior year and 14% from the prior quarter.
CORPORATE/PRIVATE EQUITY

Results for Corporate/Private				2Q11		3Q10
Equity ($ millions)	3Q11	2Q11	3Q10	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	($132)	$2,065	$1,584	($2,197)	NM	($1,716)	NM
Provision for Credit Losses	(7)	(9)	(3)	2	22	(4)	(133)
Noninterest Expense	1,216	1,441	1,274	(225)	(16)	(58)	(5)
Net Income/(Loss)	($645)	$502	$348	($1,147)	NM	($993)	NM
Discussion of Results:
Net loss was $645 million, compared with net income of $348 million in the prior year.
Private Equity reported a net loss of $347 million, compared with net income of $344 million in the prior year. Net revenue was negative $546 million, a decrease of $1.3 billion, driven primarily by net write-downs on private investments and lower valuations of public securities held at fair value in the portfolio. Noninterest expense was negative $5 million, a decrease of $189 million from the prior year.
Corporate reported a net loss of $298 million, compared with net income of $4 million in the prior year. Net revenue was $414 million, including $607 million of securities gains. Noninterest expense included $1.0 billion of additional litigation expense, predominantly for mortgage-related matters. Noninterest expense in the prior year included $1.3 billion of additional litigation expense.
JPMORGAN CHASE (JPM)(*)

Results for JPM				2Q11		3Q10
($ millions)	3Q11	2Q11	3Q10	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$24,368	$27,410	$24,335	($3,042)	(11)%	$33	—%
Provision for Credit Losses	2,411	1,810	3,223	601	33	(812)	(25)
Noninterest Expense	15,534	16,842	14,398	(1,308)	(8)	1,136	8
Net Income	$4,262	$5,431	$4,418	($1,169)	(22)%	($156)	(4)%

(*)	Presented on a managed basis. See notes on page 13 for further explanation of managed basis. Net revenue on a U.S. GAAP basis totaled $23,763 million, $26,779 million, and $23,824 million for the third quarter of 2011, second quarter of 2011 and third quarter of 2010, respectively.

J.P. Morgan Chase & Co.
News Release
Discussion of Results:
Net income was $4.3 billion, down by $156 million, or 4%, from the prior year. The decrease in earnings was driven by higher noninterest expense, largely offset by a lower provision for credit losses.
Net revenue was $24.4 billion, flat compared with the prior year. Noninterest revenue was $12.4 billion, up by $681 million, or 6%, from the prior year. The increase was driven by higher mortgage fees and related income and higher securities gains, partially offset by lower principal transactions revenue and lower investment banking fees. Noninterest revenue included a $1.9 billion gain from DVA on certain structured and derivative liabilities, resulting from the widening of the Firm’s credit spreads. This gain was partially offset by a $691 million net loss, including hedges, from CVA on derivative assets, due to the widening of credit spreads for the Firm’s counterparties. Net interest income was $12.0 billion, down by $648 million, or 5%, driven predominantly by runoff of higher-yielding loans and spread compression.
The provision for credit losses was $2.4 billion, down by $812 million, or 25%, from the prior year. The total consumer provision for credit losses was $2.3 billion, compared with $3.2 billion in the prior year. The decrease in the provision reflected improved delinquency trends across most consumer portfolios compared with the prior year. Consumer net charge-offs1 were $2.7 billion, compared with $4.7 billion in the prior year, resulting in net charge-off rates of 2.84% and 4.64%, respectively. The wholesale provision for credit losses was $127 million, compared with $44 million in the prior year. Wholesale net recoveries were $151 million in the current quarter, compared with net charge-offs of $266 million in the prior year, resulting in a net recovery rate of 0.24% and a net charge-off rate of 0.49%, respectively. The Firm’s allowance for loan losses to end-of-period loans retained1 was 3.74%, compared with 5.12% in the prior year. The Firm’s nonperforming assets totaled $12.2 billion at September 30, 2011, down from the prior-year level of $17.7 billion and from the prior-quarter level of $13.2 billion.
Noninterest expense was $15.5 billion, up 8% from the prior year, driven by higher noncompensation expense.
Key Metrics and Business Updates:

(All comparisons refer to the prior-year quarter except as noted)
•	Basel I Tier 1 Common ratio[1] was 9.9% at September 30, 2011, compared with 10.1% at June 30, 2011, and 9.5% at September 30, 2010.

•	Headcount was 256,663, an increase of 19,853, or 8%.

J.P. Morgan Chase & Co.
News Release
1.	Notes on non-GAAP financial measures:
a.	In addition to analyzing the Firm’s results on a reported basis, management reviews the Firm’s results and the results of the lines of business on a “managed” basis, which is a non-GAAP financial measure. The Firm’s definition of managed basis starts with the reported U.S. GAAP results and includes certain reclassifications to present total net revenue for the Firm (and each of the business segments) on a fully taxable-equivalent (“FTE”) basis. Accordingly, revenue from tax-exempt securities and investments that receive tax credits is presented in the managed results on a basis comparable to taxable securities and investments. This non-GAAP financial measure allows management to assess the comparability of revenue arising from both taxable and tax-exempt sources. The corresponding income tax impact related to tax-exempt items is recorded within income tax expense. These adjustments have no impact on net income as reported by the Firm as a whole or by the lines of business.
b.	The ratio of the allowance for loan losses to end-of-period loans excludes the following: loans accounted for at fair value and loans held-for-sale; purchased credit-impaired (“PCI”) loans; and the allowance for loan losses related to PCI loans. Additionally, Real Estate Portfolios net charge-off rates exclude the impact of PCI loans. The allowance for loan losses related to the purchased credit-impaired portfolio totaled $4.9 billion, $4.9 billion and $2.8 billion at September 30, 2011, June 30, 2011, and September 30, 2010, respectively.
c.	Tangible common equity (“TCE”), a non-GAAP financial measure, represents common stockholders’ equity (i.e., total stockholders’ equity less preferred stock) less goodwill and identifiable intangible assets (other than MSRs), net of related deferred tax liabilities. ROTCE, a non-GAAP financial ratio, measures the Firm’s earnings as a percentage of TCE. In management’s view, these measures are meaningful to the Firm, as well as analysts and investors in assessing the Firm’s use of equity, and in facilitating comparisons with competitors.
d.	The Basel I Tier 1 common ratio is Tier 1 common divided by risk-weighted assets. Tier 1 common is defined as Tier 1 capital less elements of Tier 1 capital not in the form of common equity, such as perpetual preferred stock, noncontrolling interests in subsidiaries and trust preferred capital debt securities. Tier 1 common, a non-GAAP financial measure, is used by banking regulators, investors and analysts to assess and compare the quality and composition of the Firm’s capital with the capital of other financial services companies. The Firm uses Tier 1 common along with other capital measures to assess and monitor its capital position. On December 16, 2010, the Basel Committee issued the final version of the Basel Capital Accord, commonly referred to as “Basel III.” The Firm’s estimate of its Tier 1 common ratio under Basel III is a non-GAAP financial measure and reflects the Firm’s current understanding of the Basel III rules and the application of such rules to its businesses as currently conducted. The Firm’s estimates of its Basel III Tier 1 common ratio will evolve over time as the Firm’s businesses change, and as a result of further rule-making on Basel III implementation by U.S. federal banking agencies. Management considers this estimate as a key measure to assess the Firm’s capital position in conjunction with its capital ratios under Basel I requirements, in order to enable management, investors and analysts to compare the Firm’s capital under the Basel III capital standards with similar estimates provided by other financial services companies.
e.	For Card Services, supplemental information is provided for Chase, excluding the Washington Mutual and Commercial Card portfolios, to provide more meaningful measures that enable comparability with prior periods. The net charge-off and delinquency rates include loans held-for-sale.
2.	Additional notes on financial measures:
a.	Headcount-related expense includes salary and benefits (excluding performance-based incentives), and other noncompensation costs related to employees.
b.	Treasury & Securities Services firmwide metrics include certain TSS product revenue and liability balances reported in other lines of business related to customers who are also customers of those other lines of business. In order to capture the firmwide impact of TSS products and revenue, management reviews firmwide metrics such as liability balances, revenue and overhead ratios in assessing financial performance for TSS. Firmwide metrics are necessary, in management’s view, in order to understand the aggregate TSS business.
c.	Pretax margin represents income before income tax expense divided by total net revenue, which is, in management’s view, a comprehensive measure of pretax performance derived by measuring earnings after all costs are taken into consideration. It is, therefore, another basis that management uses to evaluate the performance of TSS and AM against the performance of their respective competitors.
d.	Credit Card sales volume presented excluding Commercial Card, which was transferred to Card Services & Auto in the first quarter of 2011.

J.P. Morgan Chase & Co.
News Release
e.	Average deposit balances for Commercial Banking and Treasury & Securities Services include deposits, as well as deposits that are swept to on-balance-sheet liabilities (e.g., commercial paper, federal funds purchased, time deposits, and securities loaned or sold under repurchase agreements) as part of customer cash management programs.
f.	Common stock repurchases also include repurchases of warrants to purchase common stock.
3.	Revised financial disclosure:
Commencing July 1, 2011, the Firm’s business segments were reorganized as follows:
a.	Auto and Student Lending transferred from the Retail Financial Services (“RFS”) reportable/operating segment and is reported with Card Services & Auto (“Card”) in a single reportable/operating segment.
b.	Retail Financial Services continues as a reportable/operating segment, organized in two components: Consumer & Business Banking (formerly Retail Banking) and Mortgage Banking (including Mortgage Production and Servicing, and Real Estate Portfolios).
All prior-period disclosures have been revised to conform with the current-period presentation.

J.P. Morgan Chase & Co.
News Release
JPMorgan Chase & Co. (NYSE: JPM) is a leading global financial services firm with assets of $2.3 trillion and operations in more than 60 countries. The firm is a leader in investment banking, financial services for consumers, small business and commercial banking, financial transaction processing, asset management and private equity. A component of the Dow Jones Industrial Average, JPMorgan Chase & Co. serves millions of consumers in the United States and many of the world’s most prominent corporate, institutional and government clients under its J.P. Morgan and Chase brands. Information about JPMorgan Chase & Co. is available at www.jpmorganchase.com.
JPMorgan Chase & Co. will host a conference call to review third-quarter 2011 financial results on October 13, 2011 at 10:00 a.m. (Eastern). Third-quarter financial results are currently scheduled to be released at 7:00 a.m. (Eastern) on October 13, 2011. The general public can access the conference call by dialing the following numbers: (866) 541-2724 or (877) 368-8360 in the U.S. and Canada; (706) 634-7246 for international callers. Please dial in 10 minutes prior to the start of the call. The live audio webcast and presentation slides will be available on www.jpmorganchase.com under Investor Relations, Investor Presentations.
A replay of the conference call will be available beginning at approximately noon on Thursday, October 13, through midnight on Thursday, October 27, by telephone at (855) 859-2056 or (800) 585-8367 (U.S. and Canada); (404) 537-3406 (International); use Conference ID 99901747. The replay will also be available via webcast on www.jpmorganchase.com under Investor Relations, Investor Presentations.
This presentation contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of JPMorgan Chase & Co.’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Factors that could cause JPMorgan Chase & Co.’s actual results to differ materially from those described in the forward-looking statements can be found in JPMorgan Chase & Co.’s Annual Report on Form 10-K for the year ended December 31, 2010, and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011, and June 30, 2011, which have been filed with the Securities and Exchange Commission and are available on JPMorgan Chase & Co.’s website (www.jpmorganchase.com) and on the Securities and Exchange Commission’s website (www.sec.gov). JPMorgan Chase & Co. does not undertake to update the forward-looking statements to reflect the impact of circumstances or events that may arise after the respective dates of the referenced forward-looking statements.

JPMORGAN CHASE & CO. CONSOLIDATED FINANCIAL HIGHLIGHTS (in millions, except per share, ratio and headcount data)

	QUARTERLY TRENDS						NINE MONTHS ENDED SEPTEMBER 30,
					3Q11 Change				2Q11 Change
	3Q11		2Q11	3Q10	2Q11	3Q10	2011	2010	2010
SELECTED INCOME STATEMENT DATA
Reported Basis
Total net revenue	$23,763		$26,779	$23,824	(11)%	—%	$75,763	$76,596	(1)%
Total noninterest expense	15,534		16,842	14,398	(8)	8	48,371	45,153	7
Pre-provision profit	8,229		9,937	9,426	(17)	(13)	27,392	31,443	(13)
Provision for credit losses	2,411		1,810	3,223	33	(25)	5,390	13,596	(60)
NET INCOME	4,262		5,431	4,418	(22)	(4)	15,248	12,539	22

Managed Basis (a)
Total net revenue	24,368		27,410	24,335	(11)	—	77,569	78,120	(1)
Total noninterest expense	15,534		16,842	14,398	(8)	8	48,371	45,153	7
Pre-provision profit	8,834		10,568	9,937	(16)	(11)	29,198	32,967	(11)
Provision for credit losses	2,411		1,810	3,223	33	(25)	5,390	13,596	(60)
NET INCOME	4,262		5,431	4,418	(22)	(4)	15,248	12,539	22

PER COMMON SHARE DATA
Basic earnings	1.02		1.28	1.02	(20)	—	3.60	2.86	26
Diluted earnings	1.02		1.27	1.01	(20)	1	3.57	2.84	26

Cash dividends declared (b)	0.25		0.25	0.05	—	400	0.75	0.15	400
Book value	45.93		44.77	42.29	3	9	45.93	42.29	9

Closing share price (c)	30.12		40.94	38.06	(26)	(21)	30.12	38.06	(21)
Market capitalization	114,422		160,083	149,418	(29)	(23)	114,422	149,418	(23)

COMMON SHARES OUTSTANDING
Average: Basic	3,859.6		3,958.4	3,954.3	(2)	(2)	3,933.2	3,969.4	(1)
Diluted	3,872.2		3,983.2	3,971.9	(3)	(3)	3,956.5	3,990.7	(1)
Common shares at period-end	3,798.9		3,910.2	3,925.8	(3)	(3)	3,798.9	3,925.8	(3)

FINANCIAL RATIOS (d)
Return on common equity (“ROE”)	9%		12%	10%			11%	10%
Return on tangible common equity (“ROTCE”) (e)	13		17	15			16	15
Return on assets (“ROA”)	0.76		0.99	0.86			0.94	0.82

CAPITAL RATIOS
Tier 1 capital ratio	12.1	(g)	12.4	11.9
Total capital ratio	15.3	(g)	15.7	15.4
Tier 1 common capital ratio (f)	9.9	(g)	10.1	9.5

SELECTED BALANCE SHEET DATA (Period-end)
Total assets	$2,289,240		$2,246,764	$2,141,595	2	7	$2,289,240	$2,141,595	7
Wholesale loans	259,483		248,823	220,597	4	18	259,483	220,597	18
Consumer, excluding credit card loans	310,235		315,390	333,498	(2)	(7)	310,235	333,498	(7)
Credit card loans	127,135		125,523	136,436	1	(7)	127,135	136,436	(7)
Deposits	1,092,708		1,048,685	903,138	4	21	1,092,708	903,138	21
Common stockholders’ equity	174,487		175,079	166,030	—	5	174,487	166,030	5
Total stockholders’ equity	182,287		182,879	173,830	—	5	182,287	173,830	5

Deposits-to-loans ratio	157%		152%	131%			157%	131%

Headcount	256,663		250,095	236,810	3	8	256,663	236,810	8

LINE OF BUSINESS NET INCOME/(LOSS)
Investment Bank	$1,636		$2,057	$1,286	(20)	27	$6,063	$5,138	18
Retail Financial Services	1,161		383	716	203	62	1,145	1,269	(10)
Card Services & Auto	849		1,110	926	(24)	(8)	3,493	1,324	164
Commercial Banking	571		607	471	(6)	21	1,724	1,554	11
Treasury & Securities Services	305		333	251	(8)	22	954	822	16
Asset Management	385		439	420	(12)	(8)	1,290	1,203	7
Corporate/Private Equity	(645)		502	348	NM	NM	579	1,229	(53)

NET INCOME	$4,262		$5,431	$4,418	(22)	(4)	$15,248	$12,539	22

(a)	For further discussion of managed basis, see Note (a) on page 13.

(b)	On March 18, 2011, the Board of Directors increased the Firm’s quarterly common stock dividend from $0.05 to $0.25 per share.

(c)	Share prices shown for JPMorgan Chase’s common stock are from the New York Stock Exchange. JPMorgan Chase’s common stock is also listed and traded on the London Stock Exchange and the Tokyo Stock Exchange.

(d)	Ratios are based upon annualized amounts.

(e)	ROTCE, a non-GAAP financial ratio, measures the Firm’s earnings as a percentage of tangible common equity. In management’s view, this measure is meaningful to the Firm, as well as analysts and investors in assessing the Firm’s use of equity and in facilitating comparisons with competitors. For further discussion, see page 44 of the Earnings Release Financial Supplement.

(f)	Tier 1 common capital ratio is Tier 1 common capital divided by risk-weighted assets. The Firm uses Tier 1 common capital along with the other capital measures to assess and monitor its capital position. For further discussion of Tier 1 common capital ratio, see page 44 of the Earnings Release Financial Supplement.

(g)	Estimated.